Exhibit 99.1

Moog Inc. ▪ East Aurora, New York ▪ 14052 ▪ 716-652-2000

Press Information

Release Date:	IMMEDIATE	Contact:	Ann Marie Luhr
	November 6, 2020		716-687-4225

MOOG REPORTS FOURTH QUARTER AND YEAR END RESULTS

East Aurora, NY -- Moog Inc. (NYSE: MOG.A and MOG.B) announced today financial results for the quarter and fiscal year ended October 3, 2020.

Fourth Quarter Highlights

•	Sales of $707 million, down 8% from a year ago;

•
GAAP diluted loss per share of ($2.40) includes $0.36 per share in pandemic-related charges and a $2.85 per share non-cash charge related to settlement accounting on the U.S defined benefit pension plan;

•	Non-GAAP adjusted earnings per share of $0.81;

•	Operating margins of 6.1% with adjusted operating margins of 8.3%; and

•	$91 million cash flow from operating activities.

Full-Year 2020 Highlights

•	Sales of $2.9 billion, down 1% from a year ago;

•	GAAP diluted earnings per share of $0.28 includes $1.68 per share in pandemic-related charges and $2.85 per share charge related to settlement accounting on the U.S defined benefit pension plan;

•	Non-GAAP adjusted earnings per share of $4.81;

•	Operating margins of 7.5% with adjusted operating margins of 10.0%; and

•	$279 million cash flow from operating activities.

Fiscal 2021 Outlook

Given the considerable uncertainty around the extent and duration of business disruptions related to the pandemic, the Company is not providing guidance for fiscal year 2021.

Segment Results

Aircraft Controls segment sales in the quarter were $275 million, down 19% year over year. Military OEM aircraft sales of $129 million were 21% higher, tied to very strong F-35 Joint Strike Fighter sales which increased 59%. Military aftermarket sales of $65 million increased 27%, the result of higher sustainment activity across the full portfolio of platforms.

Total commercial aircraft revenues were $81 million, 56% lower. Sales to commercial OEM customers were down 61%, the result of declining production rates and actions taken by OEMs to reduce inventory. Commercial aftermarket sales decreased 34% on lower repair activity.

Full-year Aircraft Controls sales were $1.2 billion, down 7%. Military aircraft sales of $721 million were 16% higher. Military OEM sales increased 13%, to $470 million, led by F-35 program sales and funded development work. Military aftermarket sales were 21% higher, led by increased F-35 repair volume reflecting the size of the aircraft’s active fleet.

Exhibit 99.1

Space and Defense segment sales in the quarter were $207 million, up 9% year over year. Space sales of $84 million increased 40% on strength across the space portfolio, led by hypersonics, propulsion, avionics, and satellite programs. Defense sales were down 5%, at $123 million, mostly tied to weaker sales of security products and missile steering controls.

Space and Defense sales for the year increased 13%, to $770 million. Space sales were 34% higher, at $294 million, driven by increases across all categories. Defense sales increased 2%, to $476 million, as higher sales for naval programs and components used in a variety of ground vehicle markets were partially offset by lower sales of security products.

Industrial Systems segment sales were $225 million, 4% lower compared to last year’s fourth quarter. Medical product sales increased 22% on very strong sales of IV and enteral feeding pumps. Energy market sales decreased 5%, on softness in offshore exploration products. Sales of industrial automation products were off 10%, with the decrease attributed to reduced capital spending globally and exacerbated by the effects of the pandemic. Sales into simulation and test applications declined 30%, mostly due to reduced demand for flight simulators.

Full-year Industrial Systems sales were $909 million, down 1%. Sales of medical pumps and associated products increased 20%, to $273 million, tied to market share gains for the full portfolio of pump products and breathing equipment components. Energy sales were up 6%, to $128 million, the result of the acquired sales from the GAT acquisition. Industrial automation sales of $405 million were off 9% as second half sales were depressed by the pandemic. Simulation and test sales were 17% lower, at $103 million.

Total backlog was $2.6 billion, with 12-month backlog at $1.7 billion, an increase of 10% from a year ago.

“Fiscal ’20 was a year of records for our company, divided into 2 halves,” said John Scannell, Chairman and CEO. “The first half was characterized by record sales, record net earnings and record earnings per share. In the second half we generated record free cash flow. I believe you see the true strength of a company during times of adversity. On that measure, fiscal ’20 was a record year for our company in every way. Our employees across the globe did an outstanding job managing through an unprecedented crisis. It was definitely not the year we planned for 12 months ago, and to say it was a challenge would be an understatement. However, our long-term strategy of diversity across end markets and financial prudence served us well.”

In conjunction with today’s release, Moog will host a conference call beginning at 10:00 a.m. ET, which will be broadcast live over the Internet. John Scannell, Chairman and CEO, and Jennifer Walter, CFO, will host the call. Listeners can access the call live or in replay mode at www.moog.com/investors/communications. Supplemental financial data will be available on the webcast web page approximately 90 minutes prior to the conference call.

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, marine and medical equipment. Additional information about the company can be found at www.moog.com.

Exhibit 99.1

Cautionary Statement

Information included or incorporated by reference in this report that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to certain current and future events and financial performance and are not guarantees of future performance. This includes but is not limited to, the Company’s expectation and ability to pay a quarterly cash dividend on its common stock in the future, subject to the determination by the board of directors, and based on an evaluation of company earnings, financial condition and requirements, business conditions, capital allocation determinations and other factors, risks and uncertainties. The impact or occurrence of these could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include:

COVID-19 Pandemic Risks

▪
We face various risks related to health pandemics such as the global COVID-19 pandemic, which may have material adverse consequences on our operations, financial position, cash flows, and those of our customers and suppliers.

Strategic Risks

▪	We operate in highly competitive markets with competitors who may have greater resources than we possess;

▪	Our new products and technology research and development efforts are substantial and may not be successful which could reduce our sales and earnings;

▪	Our inability to adequately enforce and protect our intellectual property or defend against assertions of infringement could prevent or restrict our ability to compete; and

▪	Our sales and earnings may be affected if we cannot identify, acquire or integrate strategic acquisitions, or as we conduct divestitures.

Market Condition Risks

▪	The markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events, which may cause our operating results to fluctuate;

▪
We depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs;

▪	The loss of The Boeing Company as a customer or a significant reduction in sales to The Boeing Company could adversely impact our operating results; and

▪	We may not realize the full amounts reflected in our backlog as revenue, which could adversely affect our future revenue and growth prospects.

Operational Risks

▪	Our business operations may be adversely affected by information systems interruptions, intrusions or new software implementations;

▪	We may not be able to prevent, or timely detect, issues with our products and our manufacturing processes which may adversely affect our operations and our earnings;

▪
If our subcontractors or suppliers fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted; and

▪
The failure or misuse of our products may damage our reputation, necessitate a product recall or result in claims against us that exceed our insurance coverage, thereby requiring us to pay significant damages.

Financial Risks

▪	We make estimates in accounting for over-time contracts, and changes in these estimates may have significant impacts on our earnings;

▪	We enter into fixed-price contracts, which could subject us to losses if we have cost overruns;

▪	Our indebtedness and restrictive covenants under our credit facilities could limit our operational and financial flexibility;

▪	The phase out of LIBOR may negatively impact our debt agreements and financial position, results of operations and liquidity;

▪
Significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could adversely affect our earnings and equity and increase our pension funding requirements;

▪	A write-off of all or part of our goodwill or other intangible assets could adversely affect our operating results and net worth; and

▪	Unforeseen exposure to additional income tax liabilities may affect our operating results.

Exhibit 99.1

Legal and Compliance Risks

▪
Contracting on government programs is subject to significant regulation, including rules related to bidding, billing and accounting standards, and any false claims or non-compliance could subject us to fines, penalties or possible debarment;

▪	Our operations in foreign countries expose us to political and currency risks and adverse changes in local legal and regulatory environments;

▪	Government regulations could limit our ability to sell our products outside the United States and otherwise adversely affect our business;

▪	We are involved in various legal proceedings, the outcome of which may be unfavorable to us; and

▪	Our operations are subject to environmental laws, and complying with those laws may cause us to incur significant costs.

General Risks

▪	The United Kingdom's decision to exit the European Union may result in short-term and long-term adverse impacts on our results of operations;

▪	Escalating tariffs, restrictions on imports or other trade barriers between the United States and various countries may impact our results of operations;

▪	Future terror attacks, war, natural disasters or other catastrophic events beyond our control could negatively impact our business; and

▪	Our performance could suffer if we cannot maintain our culture as well as attract, retain and engage our employees.

These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

Exhibit 99.1

Moog Inc.
CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
(dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
Net sales	$706,895	$765,207	$2,884,554	$2,904,663
Cost of sales	530,581	558,197	2,118,150	2,088,831
Inventory write-down	3,913	—	22,708	—
Gross profit	172,401	207,010	743,696	815,832
Research and development	28,562	31,935	110,865	126,453
Selling, general and administrative	95,430	104,812	397,947	404,653
Interest	8,974	9,868	38,897	39,269
Long-lived asset impairment	5,968	—	37,839	—
Restructuring	5,394	—	10,700	—
Pension settlement	121,324	—	121,324	—
Other	6,413	3,860	20,707	18,505
Earnings (loss) before income taxes	(99,664)	56,535	5,417	226,952
Income taxes (benefit)	(21,687)	11,980	(3,788)	52,404
Net earnings (loss)	$(77,977)	$44,555	$9,205	$174,548

Net earnings (loss) per share
Basic	$(2.40)	$1.28	$0.28	$5.01
Diluted	$(2.40)	$1.27	$0.28	$4.96

Average common shares outstanding
Basic	32,539,248	34,811,076	33,257,684	34,854,614
Diluted	32,539,248	35,107,997	33,437,801	35,178,968

Exhibit 99.1

Results shown in the previous table includes charges associated with the COVID-19 pandemic, as well as a charge associated with the purchase of a single premium non-participating group annuity contract from Metropolitan Tower Life Insurance Company and the related transfer of future benefit obligations and annuity administration for certain retirees and beneficiaries under the Moog Inc. Employees' Retirement Plan. COVID-19 impacts include inventory write-down, long-lived asset impairment and restructuring charges. The table below adjusts the income taxes (benefit), net earnings (loss) and diluted net earnings (loss) per share to exclude these impacts.

Reconciliation to non-GAAP adjusted income taxes (benefit), net earnings (loss) and diluted net earnings (loss) per share are as follows:

	Three Months Ended		Twelve Months Ended
	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
As Reported:
Earnings (loss) before income taxes	$(99,664)	$56,535	$5,417	$226,952
Income taxes (benefit)	(21,687)	11,980	(3,788)	52,404
Effective income tax rate	21.8%	21.2%	(69.9)%	23.1%
Net earnings (loss)	(77,977)	44,555	9,205	174,548
Diluted net earnings (loss) per share	$(2.40)	$1.27	$0.28	$4.96

COVID-19 Pandemic Charges:
Earnings before income taxes	$15,275	$—	$71,247	$—
Income taxes	3,494	—	16,506	—
Net earnings	11,781	—	54,741	—
Diluted net earnings per share	$0.36	$—	$1.68	$—

Pension Settlement:
Earnings before income taxes	$121,324	$—	$121,324	$—
Income taxes	28,632	—	28,632	—
Net earnings	92,692	—	92,692	—
Diluted net earnings per share	$2.85	$—	$2.85	$—

As Adjusted:
Earnings before income taxes	$36,935	$56,535	$197,988	$226,952
Income taxes	10,439	11,980	41,350	52,404
Effective income tax rate	28.3%	21.2%	20.9%	23.1%
Net earnings	26,496	44,555	156,638	174,548
Diluted net earnings per share	$0.81	$1.27	$4.81	$4.96
The diluted net earnings per share associated with the charges have been calculated using the quarterly average outstanding shares in the period in which the charges were incurred.

Exhibit 99.1

Moog Inc.
CONSOLIDATED SALES AND OPERATING PROFIT
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
Net sales:
Aircraft Controls	$275,001	$341,565	$1,205,750	$1,302,972
Space and Defense Controls	206,958	189,530	770,114	683,468
Industrial Systems	224,936	234,112	908,690	918,223
Net sales	$706,895	$765,207	$2,884,554	$2,904,663
Operating profit:
Aircraft Controls	$3,430	$27,896	$34,670	$122,701
	1.2%	8.2%	2.9%	9.4%
Space and Defense Controls	29,443	25,880	101,667	88,990
	14.2%	13.7%	13.2%	13.0%
Industrial Systems	10,548	26,023	80,025	109,451
	4.7%	11.1%	8.8%	11.9%
Total operating profit	43,421	79,799	216,362	321,142
	6.1%	10.4%	7.5%	11.1%
Deductions from operating profit:
Interest expense	8,974	9,868	38,897	39,269
Equity-based compensation expense	1,000	1,334	5,661	6,464
Pension settlement	121,324	—	121,324	—
Non-service pension expense	3,791	4,886	15,231	19,552
Corporate and other expenses, net	7,996	7,176	29,832	28,905
Earnings (loss) before income taxes	$(99,664)	$56,535	$5,417	$226,952

Exhibit 99.1

Operating Profit and Margins - as adjusted are as follows:

	Three Months Ended		Twelve Months Ended
	October 3, 2020	September 28, 2019	October 3, 2020	September 28, 2019
Aircraft Controls operating profit - as reported	$3,430	$27,896	$34,670	$122,701
Inventory write-down	3,913	—	22,448	—
Long-lived asset impairment	(268)	—	31,262	—
Restructuring	444	—	3,340	—
Aircraft Controls operating profit - as adjusted	$7,519	$27,896	$91,720	$122,701
	2.7%	8.2%	7.6%	9.4%

Space and Defense Controls operating profit - as reported	$29,443	$25,880	$101,667	$88,990
Long-lived asset impairment	—	—	341	—
Restructuring	—	—	185	—
Space and Defense Controls operating profit - as adjusted	$29,443	$25,880	$102,193	$88,990
	14.2%	13.7%	13.3%	13.0%

Industrial Systems operating profit - as reported	$10,548	$26,023	$80,025	$109,451
Inventory write-down	—	—	260	—
Long-lived asset impairment	6,236	—	6,236	—
Restructuring	4,950	—	7,175	—
Industrial Systems operating profit- as adjusted	$21,734	$26,023	$93,696	$109,451
	9.7%	11.1%	10.3%	11.9%

Total operating profit - as adjusted	$58,696	$79,799	$287,609	$321,142
	8.3%	10.4%	10.0%	11.1%

Exhibit 99.1

Moog Inc.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	October 3, 2020	September 28, 2019
ASSETS
Current assets
Cash and cash equivalents	$84,583	$89,702
Restricted cash	489	2,846
Receivables, net	855,535	954,355
Inventories, net	623,043	534,974
Prepaid expenses and other current assets	49,837	47,096
Total current assets	1,613,487	1,628,973
Property, plant and equipment, net	600,498	586,767
Operating lease right-of-use assets	68,393	—
Goodwill	821,856	784,240
Intangible assets, net	85,046	79,646
Deferred income taxes	18,924	19,992
Other assets	17,627	14,619
Total assets	$3,225,831	$3,114,237
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current installments of long-term debt	$350	$249
Accounts payable	176,868	257,677
Accrued compensation	109,510	143,765
Contract advances	203,338	137,242
Accrued liabilities and other	220,488	188,725
Total current liabilities	710,554	727,658
Long-term debt, excluding current installments	929,982	832,984
Long-term pension and retirement obligations	183,366	160,034
Deferred income taxes	40,474	40,528
Other long-term liabilities	118,372	30,552
Total liabilities	1,982,748	1,791,756
Shareholders’ equity
Common stock - Class A	43,799	43,795
Common stock - Class B	7,481	7,485
Additional paid-in capital	472,645	510,546
Retained earnings	2,112,734	2,128,739
Treasury shares	(990,783)	(769,569)
Stock Employee Compensation Trust	(64,242)	(111,492)
Supplemental Retirement Plan Trust	(53,098)	(71,546)
Accumulated other comprehensive loss	(285,453)	(415,477)
Total shareholders’ equity	1,243,083	1,322,481
Total liabilities and shareholders’ equity	$3,225,831	$3,114,237

Exhibit 99.1

Moog Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Twelve Months Ended
	October 3, 2020	September 28, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$9,205	$174,548
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	74,243	71,926
Amortization	12,729	13,334
Deferred income taxes	(40,845)	(4,598)
Equity-based compensation expense	5,661	6,464
Impairment of long-lived assets and inventory write-down	60,547	—
Pension settlement	121,324	—
Other	9,636	4,239
Changes in assets and liabilities providing (using) cash:
Receivables	111,525	(79,887)
Inventories	(99,015)	(96,652)
Accounts payable	(84,065)	52,499
Contract advances	65,680	(14,432)
Accrued expenses	(3,516)	19,758
Accrued income taxes	(17,964)	3,818
Net pension and post retirement liabilities	33,305	32,529
Other assets and liabilities	20,727	(2,123)
Net cash provided by operating activities	279,177	181,423
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of businesses, net of cash acquired	(54,265)	—
Purchase of property, plant and equipment	(88,284)	(118,422)
Other investing transactions	(3,644)	2,702
Net cash used by investing activities	(146,193)	(115,720)
CASH FLOWS FROM FINANCING ACTIVITIES
Net short-term repayments	—	(3,653)
Proceeds from revolving lines of credit	1,151,550	971,658
Payments on revolving lines of credit	(1,187,159)	(998,726)
Proceeds from long-term debt	15,128	—
Payments on long-term debt	(74,470)	(411)
Proceeds from senior notes, net of issuance costs	491,769	—
Payments on senior notes	(300,000)	—
Payments on finance lease obligations	(1,167)	—
Payment of dividends	(25,210)	(34,857)
Proceeds from sale of treasury stock	7,014	5,268
Purchase of outstanding shares for treasury	(232,290)	(40,955)
Proceeds from sale of stock held by SECT	24,721	13,990
Purchase of stock held by SECT	(6,774)	(15,288)
Proceeds from sale of SERP stock	—	4,293
Other financing transactions	(5,878)	—
Net cash used by financing activities	(142,766)	(98,681)
Effect of exchange rate changes on cash	2,306	(2,180)
Decrease in cash, cash equivalents and restricted cash	(7,476)	(35,158)
Cash, cash equivalents and restricted cash at beginning of period	92,548	127,706
Cash, cash equivalents and restricted cash at end of period	$85,072	$92,548